REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
As filed with the Securities and Exchange Commission on September 15, 2009
 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEMAGEN DIAGNOSTICS, INC.
(Exact name of Registrant as Specified in its Charter)
Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	9033 Red Branch Road Columbia, Maryland 21045 (513) 943-7100	04-2869857 (IRS Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Employee Stock Ownership Plan
(Full Title of the Plan)

F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Telephone:  (513)  579-6469
Facsimile:  (513)  579-6457
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    ☐                                                                                                    Accelerated filer        ☐
Non-accelerated filer      ☐   (Do not check if a smaller reporting company)                         Smaller reporting company    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price Per Share (2)	Proposed maximum aggregate offering Price (2)	Amount of registration fee (2)
Common Stock, $.01 par value per share	200,000	$0.16	$32,000	$1.79

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also registers such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.

(2)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the bid and ask prices of Hemagen Diagnostics, Inc.’s Common Stock, par value $0.01 per share, on September 10, 2009, as reported by the over the counter bulletin board market, which was $0.16.

The Exhibit Index appears after the Signature Page of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)  Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008; and

(2)  Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009;

(3)  Registrant’s Current Reports on Form 8-K dated October 28, 2008, February 2, 2009, April 30, 2009 and September 1, 2009; and

(4)  The description of the Registrant’s Common Stock contained in the Registration Statement filed with the Commission on Form 8-A, as filed on February 2, 1993.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by securityholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director’s fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Registrant’s Certificate of Incorporation includes the following language:

  “To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its Securityholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its Securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Registrant, and, with respect to any criminal action, in which he had reasonable cause to believe his conduct was lawful. The Bylaws of the Registrant include the following provision:

“Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called “Indemnitees,” who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.”

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9.  Undertakings.

9.1           The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

9.2           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.3           The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

9.4           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.5           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on September 15, 2009.

HEMAGEN DIAGNOSTICS, INC.

By:	/s/William P. Hales
William P. H ales
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below marked with an asterisk hereby authorizes William P. Hales and Catherine M. Davidson as attorney-in-fact to sign on his or her behalf individually and in each capacity indicated below, any amendments, including post-effective amendments, to this Registration Statement.

Signature	Title	Date
*/s/William P. Hales	President and Chief Executive Officer, Director	September 15, 2009
William P. Hales
*/s/Alan S. Cohen	Director	September 15, 2009
Alan S. Cohen, M.D.
*/s/Edward T. Lutz	Director	September 15, 2009
Edward T. Lutz
*/s/Catherine M. Davidson	Controller, Principal Financial Officer and Principal Accounting Officer	September 15, 2009
Catherine M. Davidson

Index to Exhibits*

Exhibit 4.1	Registrant’s Articles of Incorporation (incorporated by reference to Registrant’s Registration Statement File No. 33-52686-B)

Exhibit 4.2	Registrant’s Code of Regulations, amended and restated (incorporated by reference to Registrant’s Registration Statement File No. 33-52686-B)

Exhibit 4.3	Registrant’s Employee Stock Ownership Plan (incorporated by reference to Registrant’s Registration Statement File No. 33-57080)

Exhibit 5	Opinion of Keating Muething & Klekamp PLL

Exhibit 23.1	Consent of Stegman & Company

Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (contained in Exhibit 5)

Exhibit 24	Power of Attorney (contained in the signature page)
______________

* All Exhibits are filed herewith unless otherwise indicated.